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                                                                     EXHIBIT 5.1

                [LETTERHEAD OF ZANE M. COHN & ASSOCIATES, P.C.]


                                 March 29, 2001

MyPoints.com, Inc.
100 California Street
11th Floor
San Francisco, CA 94111


         RE: REGISTRATION STATEMENT ON FORM S-8


Ladies and Gentlemen:


     We   have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on the date hereof (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 900,000 shares of your Common Stock, par value $0.001 per share (the "Shares"), which are to be issued pursuant to options under the MyPoints.com, Inc. 1999 Supplemental Stock Plan (the "Plan"). As your counsel in connection with the filing of the Registration Statement, we have examined the proceedings taken, and the procedures proposed to be used, by you in connection with the issuance and sale of the Shares pursuant to the Plan.

     It   is our opinion that, based upon current law, the Shares, when issued and sold in the manner described in the Plan and pursuant to the form of stock option agreement which we have reviewed, will be legally and validly issued, fully-paid and non-assessable.

     We   consent to the use of this opinion as an exhibit to the Registration
Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                        Very truly yours,

                                        ZANE M. COHN & ASSOCIATES, P.C.

                                        By: /s/ ZANE M. COHN
                                            --------------------------------
                                            Zane M. Cohn